U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.       Name and Address of Reporting Person:
                  Gregory H. Laborde
                  379 Vesta Court
                  Ridgewood, New Jersey 07450

2.       Date of Event Requiring Statement - (Month/Day/Year)
                  05/05/1999

3. IRS or Social Security Number of Reporting Person (Voluntary):

4.       Issuer Name and Ticker or Trading Symbol:
                  Origin Investment Group, Inc.
                  OTC-Bulletin Board Symbol = OGNI

5.       Relationship of Reporting Person to Issuer (Check all applicable):
                  ___X___ Director                    ___X___ 10% Owner

                  ___X___ Officer(give title below)   ____ Other (specify below)

                  Chief Executive Officer

6.       If Amendment, Date of Original (Month/Year): None


             Table I - Non-Derivative Securities Beneficially Owned

1.       Title of Security:
                  Common Stock, par value $.001

2.       Amount of Securities:
                  1,000,000 shares

3.       Ownership:
                  Direct

4.       Nature of Indirect Beneficial Ownership:
                  None


               Table II--Derivative Securities Beneficially Owned
         (e.g.,puts, calls, warrants, options, convertible securities)

1.       Title of Derivative Security:
                  None

2.       Date Exercisable and Expiration:
                  Date Exercisable: None
                  Expiration Date:  None

3.       Title and Amount of Securities:
                  Title:   None
                  Amount or Number of Shares:        None

4.       Conversion or Exercise Price of Derivative Security:
                  None

5.       Ownership Form of Derivative Security:
                  None

6.       Nature of Indirect Beneficial Ownership:
                  None


Explanation of Responses:



                                    /s/      Gregory H. Laborde
                                    -----------------------------
                                    **Signature of Reporting Person


                                        5/5/99
                                    -----------------------------
                                      Date